                              [LETTERHEAD]

NEWS RELEASE                                      EXHIBIT 99.1

CONTACT: GLENN ETHERINGTON, CHIEF FINANCIAL OFFICER, 407-357-1000



DAVID GERGACZ RESIGNS; STAN BRANNAN NAMED INTERIM CEO AND PRESIDENT OF BRITE

     ORLANDO, Fla., Nov. 16, 1998 -- Brite Voice Systems (NASDAQ: BVSI) announced today that David S. Gergacz has resigned as Chairman, CEO, and President of the Company. Stanley G. Brannan, founder of the Company and a member of the Board of Directors, will replace him on an interim basis.

     Mr. Brannan said: "The Board of Directors is grateful for David's contribution over the last two years. He has successfully focused us on rapidly growing markets and more sizable new business opportunities. Now we must execute this strategy in order to maximize our profit potential and enhance shareholder value. I'm pleased that David will remain on the Board."

     Mr. Brannan continued: "We have a sound management team that is very capable of running the Company. I will return to the Company full-time, and we will commence a search for a new CEO immediately."

     Brite is a world leader in providing enhanced telecommunications systems and interactive information systems, with offices and facilities around the world. Brite's products include prepaid and enhanced calling card systems for wireless and wireline communications companies, and IVR-CTI for service
companies.   The company also provides managed service capabilities for these products as well as telecommunications management services. Brite's customers include major corporations around the world. Brite's world headquarters is located in Heathrow, Florida, a suburb of Orlando.


                                      ###

*SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release and public oral statements by Company representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Statements that are not historical facts, including statements about confidence and strategies and plans and expectations about new and existing products, services, technologies and opportunities, industry growth, demand and acceptance of new and existing products, and returns on investments in products and markets are forward-looking statements that involve risks and uncertainties that could significantly impact the Company. These include but are not limited to the projected market for Brite's products and references to areas of the business that provide greatest potential return for shareholders. Factors which could cause actual expectations to differ materially from these projections include changes in the global economic conditions in both established and emerging markets, as well as the competitive environment within the industry. For a discussion of other risks and uncertainties to which information respecting future events is subject, see the Company's periodic reports on Forms 10-K and 10-Q.